FIRST FINANCIAL FUND, INC.
                              GATEWAY CENTER THREE
                               100 MULBERRY STREET
                          NEWARK, NEW JERSEY 07102-4077

                                                               February 29, 2000

Dear Stockholder:

      Enclosed is a proxy statement asking you to vote for an amendment to the Articles of Incorporation of First Financial Fund, Inc. (the "Fund"). The proposed amendment would provide that any change to the Fund's investment objectives, any change to its policy with respect to concentration, or certain business combinations with affiliated stockholders would require the vote of holders of a supermajority (66 2/3%) of the outstanding shares of the Fund. As described more fully in the enclosed proxy materials, the Board of Directors of the Fund (the "Board") believes that the amendment would protect the Fund against the adverse effects to the Fund's stockholders that could result from a major change in the fundamental nature of the Fund. The enclosed proxy materials contain detailed information about the proposed amendment. Also enclosed is a letter from Nick Adams, the Portfolio Manager of the Fund, discussing the Fund's performance and strategic outlook.

      A special stockholder meeting (the "Meeting") is being held on April 25, 2000 to consider the proposed amendment to the Articles of Incorporation. You may vote at the meeting if you are the record owner of shares of the Fund as of the close of business on February 22, 2000. If you attend the Meeting, you may vote your shares in person. If you do not expect to attend the Meeting, please fill in, date, sign and return the proxy card in the enclosed envelope which requires no postage if mailed in the United States. You may also vote your shares by telephone (1-800-606-2772) or on the internet at https://www.proxycard.com by following the instructions that appear on the enclosed proxy insert. The Board believes that the proposal will benefit the Fund and its stockholders and recommends that you read the enclosed materials carefully and then vote FOR the proposal.

      Your vote is important. Please take a moment now to sign and return your proxy card. If we do not hear from you, you may receive a telephone call from our proxy solicitor, Shareholder Communications Corporation, reminding you to vote your shares. Thank you for your attention to this matter and for your continuing investment in the Fund.


                                Very truly yours,


                                /s/ Thomas T. Mooney

                                THOMAS T. MOONEY
                                PRESIDENT AND DIRECTOR

                       WELLINGTON MANAGEMENT COMPANY, LLP
                                75 STATE STREET
                                BOSTON, MA 02109
                                                               February 29, 2000

Dear Fellow Shareholder:

      Given the challenging investment environment which we have experienced over the recent past, I thought you would appreciate an informal update on First Financial Fund, Inc.

      Since its inception in 1986, your Fund has pursued its primary investment objective of long-term capital appreciation and secondary investment objective of generating current income by focusing on a unique and specialized segment of the markets: securities issued by savings, banking and mortgage banking institutions and their holding companies.

      Over the long term, these investment objectives have served the Fund's shareholders well. During the decade ended December 31, 1999, the Fund returned 21.1% on an annualized basis, while the S&P 500 returned 18.2%. During that same 10-year period, your Fund dramatically outperformed its industry benchmarks, the NASDAQ Banks and SNL All Daily Thrift indices, which returned 15.8% and 13.2%, respectively, on an annualized basis.

      This successful strategy has not changed over the years. We do extensive company research, and invest in the stocks of those small-to mid-sized financial companies that -- despite their size -- are well managed and innovative. One such example is a company such as LNR Property Corp., an investor in real estate and commercial-mortgage securities, and a Fund holding for some time now. LNR possesses the exact characteristics we look for: it is a leader in its sector and has repeatedly met or exceeded earnings targets. Yet, LNR Property Corp. traded at only 7 times estimated 2000 earnings as recently as February 14, 1999.

      While we follow these companies carefully and research them thoroughly, others do not. As a result, small-cap financial companies such as LNR Property Corp. are typically under-followed by securities analysts and thinly owned by institutional investors. When the financial sector is out-of-favor and not receiving new capital flows, many of these securities can become relatively illiquid and difficult to trade. We have experienced such a market since the summer of 1998, as technology stocks have benefited almost exclusively from new capital inflows. This technology "boom" is well-documented and has affected behavior among individual and institutional investors alike.

      It is in times like this that the Fund's closed-end structure is truly beneficial, since it allows the Fund to weather periods of illiquidity and volatility. Recent market conditions have, nevertheless, had a significant impact on the recent performance of the Fund. During the past year, as market concerns over higher interest rates and deteriorating credit drove financial stocks lower, the Fund underperformed versus the S&P 500 Index but outperformed versus the NASDAQ Bank Index and the SNL All Daily Thrift Index.

      Interestingly, we have weathered similar storms before: in 1989 and 1990, we saw illiquid markets for our financial industry holdings, and resulting Fund underperformance relative to the broad market (S&P 500 Index). It was the Fund's ability to maintain its holdings for the long term that allowed shareholders to benefit fully from the subsequent sector recovery and which contributed to the Fund's outstanding performance from 1991 to 1997. Indeed, at the end of 1997, Morningstar ranked the Fund as the best-performing public fund in the U.S. for the prior decade.

      While financial stocks have remained out of favor over the past year and a half, and many industry challenges exist, relative valuations in smaller bank and thrift stocks today are the most compelling we have seen in the past 14 years. We believe the financial sector, and small-cap stocks specifically, are positioned to benefit from the eventual plateauing of interest rates, the spurt of cross-industry mergers and investor rotation out of large-cap growth stocks. There are terrific opportunities for the best-managed institutions to thrive.

      We have continued to be vigilant for investment opportunities during this recent difficult period. While maintaining our traditional focus on superior operating performance including excess capital efficiency and shareholder-oriented managements - we have also been seeking companies which are making appropriate technology investments, as well as financial-service enterprises developing Internet-based and other new distribution channels.

      Patience, consistency and the ability to hold positions until investor sentiment turns will be critical to the Fund's realization of the significant value that we believe is stored in the Fund's portfolio, but currently not possible to recognize due to a lack of market liquidity. Having experienced such a market cycle some 10 years ago, your Fund's portfolio management team possesses the resolve and conviction to capture such potential value when conditions ultimately change.

      We thank you for your patience and look forward to again demonstrating our proven long-term track record of producing strong returns.

                                    Sincerely,

                                    /s/ Nicholas C. Adams

                                    Nicholas C. Adams
                                    Wellington Management Company, LLP

Note: Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations as of the date of this release. Actual market developments may differ materially from those discussed here because of a number of economic and market risks and uncertainties, including those noted in the Fund's filings with the Securities and Exchange Commission.

--------------------------
The S&P 500 is a broad unmanaged market index of securities prices. The NASDAQ Banks index is a sector index of the NASDAQ Composite Index and includes trust companies not engaged in deposit banking as well as banking companies performing the following functions: check cashing, currency exchanges, overseas banking, and safe deposits. The SNL All Daily Thrift Index includes every exchange traded thrift institution in the U.S. (approximately 340 thrifts in the Index).

                           FIRST FINANCIAL FUND, INC.
                              GATEWAY CENTER THREE
                               100 MULBERRY STREET
                          NEWARK, NEW JERSEY 07102-4077
                            -----------------------
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            -----------------------


To our Stockholders:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders ("Meeting") of First Financial Fund, Inc. ("Fund") will be held on April 25, 2000 at 10:30 a.m., at the Plaza Building, 751 Broad Street, Newark, New Jersey 07102 for the following purpose:

      To approve an amendment to the Articles of Incorporation adding supermajority voting requirements to approve any change to the Fund's investment objectives, any change to its policy with respect to concentration, or certain business combinations with affiliated stockholders.

      Only holders of common stock of record at the close of business on February 22, 2000 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

                              By order of the Board of Directors,


                              /s/ Arthur J. Brown

                              ARTHUR J. BROWN
                              SECRETARY

Dated:  February 29, 2000

--------------------------------------------------------------------------------
            YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN.
                     PLEASE RETURN YOUR PROXY CARD PROMPTLY.

      STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ANY STOCKHOLDER WHO DOES NOT EXPECT TO ATTEND THE MEETING IS URGED TO INDICATE VOTING INSTRUCTIONS ON THE ENCLOSED FORM OF PROXY, DATE AND SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE YOUR SHARES BY TELEPHONE OR THROUGH A WEB SITE ESTABLISHED FOR THAT PURPOSE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY INSERT.

      TO AVOID THE ADDITIONAL EXPENSE TO THE FUND OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.
--------------------------------------------------------------------------------

                           FIRST FINANCIAL FUND, INC.
                              GATEWAY CENTER THREE
                               100 MULBERRY STREET
                          NEWARK, NEW JERSEY 07102-4077

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         SPECIAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 2000

                                  INTRODUCTION

      This Proxy Statement is furnished to the stockholders of First Financial Fund, Inc. ("Fund") by the Board of Directors of the Fund in connection with the solicitation of stockholder votes by proxy ("Proxies") to be voted at a Special Meeting of Stockholders ("Meeting") to be held on April 25, 2000 at 10:30 a.m. at the Plaza Building, 751 Broad Street, Newark, New Jersey 07102. The matter to be acted upon at the Meeting is set forth in the accompanying Notice of Special Meeting.

      If the enclosed form of Proxy is executed properly and returned, shares represented by it will be voted at the Meeting in accordance with the instructions on the Proxy. If no instructions are specified on a Proxy, shares will be voted FOR the proposal. A Proxy may be revoked at any time prior to its use by written notification to the Fund. To be effective, such revocation must be received by the Fund prior to the Meeting. In addition, a stockholder may revoke a proxy by attending the Meeting and voting in person. The solicitation of proxies will be made primarily by mail but also may be made by telephone, facsimile, telegraph, telecopy and personal interviews. Authorization to execute proxies may be obtained by telephone or electronically transmitted instructions.

      The close of business on February 22, 2000 (the "Record Date") has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. On the Record Date, the Fund had 25,064,976 shares of common stock outstanding and entitled to vote. Each full share will be entitled to one vote and each fractional share shall be entitled to a fractional vote at the Meeting. It is expected that the Notice of Special Meeting, Proxy Statement and form of Proxy first will be mailed to stockholders on or about March 1, 2000.

      The solicitation is made primarily by the mailing of this Proxy Statement and the accompanying Proxy. Supplementary solicitations may be made, without cost to the Fund, by regular employees of Prudential Investments Fund Management LLC, the Fund's Administrator ("Administrator") or the Administrator's affiliate, Prudential Securities Incorporated. The Fund will request broker-dealer firms, custodians, nominees, and fiduciaries to forward proxy material to the beneficial owners of the shares held of record by such persons. All expenses in connection with preparing this Proxy Statement and its enclosures, and additional solicitation expenses including reimbursement of brokerage firms and others for their expenses in forwarding proxy solicitation material to the beneficial owners of shares, will be borne by the Fund. In addition, the Fund may retain Shareholder Communications Corporation, a proxy solicitation firm, at a cost of approximately $35,000 to solicit stockholders on behalf of the Fund.

      The presence at the Meeting, in person or by proxy, of stockholders entitled to cast a majority of the shares outstanding is required for a quorum. In the event that a quorum is present at the Meeting but sufficient votes to approve the proposed item are not received, the persons named as proxies may propose one or more adjournments of such Meeting to permit further solicitation of Proxies with respect to the proposal. Any such adjournments will require the affirmative vote of a majority of those shares present at the Meeting or represented by proxy. In such case, the persons named as proxies will vote those Proxies which they are entitled to vote for the proposal in favor of such an adjournment, and will vote those Proxies required to be voted against the proposal against any such adjournment.

      Broker non-votes are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and with respect to which the broker does not have discretionary voting authority. Abstentions and broker non-votes will not be counted as votes cast for purposes of determining whether sufficient votes have been received to approve the proposal. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present but will not be voted for or against any adjournment. Accordingly, abstentions and broker non-votes effectively will be a vote against adjournment or against the proposal.

      Except as set forth below, as of the Record Date, the Fund does not know of any other person who owns beneficially 5% or more of the outstanding shares of the Fund:

Ernest Horejsi Trust No. 1B, 122 S. Phillips Ave., Suite 220, Sioux Falls, S.D. 57104, owing 1,795,100 shares, representing 7.29% of the Fund's outstanding shares.+

Lola Brown Trust No. 1B, 122 S. Phillips Ave., Suite 220, Sioux Falls, S.D. 57104, owning 1,922,200 shares, representing 7.81% of the Fund's outstanding shares.+

Mildred B. Horejsi Trust, 122 S. Phillips Ave., Suite 220, Sioux Falls, S.D. 57104, owning 863,400 shares, representing 3.51% of the Fund's outstanding shares.+



+This information is based solely on a combined Schedule 13D filed on February 18, 2000, reporting holdings as of February 17, 2000, with Stewart R. Horejsi ("Horejsi") reporting aggregate holdings of 18.61% of the Fund's shares as of February 17, 2000, and indicating that, because of the relationships between Horejsi and the entities, Horejsi may be deemed to share beneficial ownership of all such shares.

      To the knowledge of management, the executive officers and Directors of the Fund, as a group, owned less than 1% of the outstanding shares of the Fund as of the record date.

      Stockholders may obtain a copy of the Fund's annual report and most recent semi-annual report by calling EquiServe, L.P. toll-free at (800) 451-6788.


                                    PROPOSAL:
                  AMENDMENT OF ARTICLES OF INCORPORATION TO ADD
                        SUPERMAJORITY VOTING REQUIREMENTS


SUMMARY OF THE PROPOSAL

      The Board has considered and unanimously approved for submission to the Fund's stockholders a proposed amendment to the Fund's Articles of Incorporation ("Articles"), attached as Exhibit A, that would ensure that the Fund's investment objectives and its policies with respect to concentration in savings, banking, and mortgage banking institutions will not be changed, and that the Fund will not enter into a business combination with an affiliated stockholder, unless such actions are approved by the holders of two-thirds of the Fund's shares, instead of a simple majority. As described more fully below, the Board believes that the proposed amendment will provide confidence to shareholders that the Fund's core policies will remain in place absent substantial shareholder support for a change.

      The proposed supermajority provisions would require the affirmative vote of the holders of 66 2/3 percent of the outstanding shares of common stock of the Fund to approve any proposal to (a) change the Fund's investment objective of seeking long-term capital appreciation, with a secondary objective of current income; (b) change the Fund's policy of normally investing at least 65 percent of its total assets in securities issued by savings and banking institutions, mortgage banking institutions and their holding companies; or (c) engage in any business combination (such as a merger) with a stockholder owning 5 percent or more of the Fund or any affiliate of such a stockholder.

      Under the proposed amendment, the Fund would retain the flexibility to invest its assets in various sub-sectors of the savings, banking, and mortgage banking industry. Moreover, the Fund would also retain its current ability to invest up to 35% of its assets in the securities of issuers that are not savings, banking or mortgage banking institutions.

BACKGROUND

      GENERAL. The Board believes that the adoption of the supermajority voting standard would benefit stockholders by increasing the assurance of current stockholders that the Fund will continue to pursue its long-term strategies absent very substantial support for a change of strategy. Since its inception in 1986, the Fund has consistently adhered to its primary investment objective of long-term capital appreciation and secondary investment objective of current income. Moreover, it has focused at least 65 percent of its total assets in securities issued by savings, banking, and mortgage banking institutions throughout its history. In 1993, stockholders approved the express addition of mortgage banking institutions to the list of core holdings to reflect changes in the overall industry. In pursuing these objectives, the Fund focuses on, and invests in, the stocks of small to mid-sized financial companies that should offer significant long-term capital appreciation. These companies often have smaller capitalization and therefore may be under-researched by others and owned by fewer institutions. The securities of many of these companies are also less liquid than those of large companies and during market downturns can be difficult to trade.

      In the current market cycle, the Board and Wellington Management Company, LLP, the Fund's investment adviser ("Adviser"), believe that significant changes in the Fund's investment approach requiring the sale of the Fund's less liquid securities would be detrimental to Fund stockholders. Indeed, a similar period of illiquidity and Fund underperformance occurred during 1989-1990. The ability to hold positions for the long term allowed Fund stockholders to benefit fully from the subsequent sector recovery and contributed to the Fund's outstanding performance from 1991-1997.

      The Fund's approach, though subject to periods of volatility and underperformance relative to the overall U.S. equity markets, has produced a proven long-term track record of strong returns. Any abrupt change to the Fund's investment objectives or concentration policy would be very disruptive given the cyclical nature of the financial services sector. The Adviser believes that, although prices in this sector have recently been depressed, strong opportunities exist under current market conditions, especially for those companies that continue to meet or exceed expected earnings. The Adviser also anticipates accelerating acquisition activity and views the current environment as having the most compelling valuations in this market sector since the early 1990s.

      Accordingly, the expectations of stockholders that the Fund will seek long-term capital appreciation (with a secondary objective of current income) by investing in securities issued by savings and banking institutions, mortgage banking institutions, and their holding companies, should not be changed easily. By protecting the Fund's long-standing investment objectives and concentration policy, the Fund can help ensure that investment expectations of its stockholders will be met over the long term. The proposed amendment would also preserve the Fund's flexibility to invest its assets in various sub-sectors of the savings, banking, and mortgage banking industry, as well as retain the Fund's current ability to invest up to 35% of its assets in the securities of issuers that are not savings, banking or mortgage banking institutions.

      The proposal requires, among other things, a supermajority vote of stockholders for business combinations involving stockholders holding 5 percent or more of the Fund's shares. This provision would augment the protections of the Investment Company Act of 1940, as amended, governing transactions with affiliates. It would also make it more difficult for others to acquire control of the Fund. Over the past several years, closed-end investment companies like the Fund have been the subject of attempts by certain persons to alter their structure or operations or to engage in other extraordinary actions, such as mergers, for the purpose of gaining management control or for other reasons. The Board believes that the proposal will increase the Fund's ability to resist takeover attempts and attempts to change the business and investment nature of the Fund that are not supported by a substantial majority of stockholders.

      RECENT ACQUISITIONS OF FUND SHARES. The Board is not aware of any pending or threatened effort to amend the Fund's objectives or its core policy or to take control of the Fund. The Board is aware, however, that according to a
Schedule 13D and amendments thereto ("Schedule 13D") filed with the Securities and Exchange Commission ("SEC"), Stewart R. Horejsi ("Horejsi") and affiliated entities collectively own, and share direct or indirect voting and dispositive power over, more than 18.5 percent of the Fund's shares. Horejsi and his related entities have accumulated their current ownership of Fund shares beginning in August, 1999. Although Horejsi and his affiliates have not disclosed any present intention to alter the Fund's investment objectives and policy, they have indicated in their combined Schedule 13D that they "may seek representation on [the Fund's] board of directors . . . [and] may recommend that [the Fund] broaden its investment focus."

      The Board believes that the proposed supermajority provisions, in addition to the beneficial effects discussed above, would also diminish the ability of any stockholder to cause a change in the Fund's long-standing investment objectives and concentration policy or to effect certain business combinations, unless the stockholder purchased significantly more than a simple majority of Fund shares or convinced holders of a two-thirds majority of all shares of the need for such changes. The proposed amendment may also provide assurance to current and potential Fund stockholders who may otherwise be apprehensive about the possibility that the Fund could easily change its investment focus. The Board therefore believes that the proposed amendment to the Articles is in the best interests of the Fund and its stockholders.

CURRENT PROVISIONS OF AND PROPOSED AMENDMENTS TO ARTICLES

      Currently, the Articles provide that any action authorized to be taken by stockholders may be taken or authorized upon vote of a simple majority of the Fund's shares (except for changes related to limitations of liability for the Fund's directors, officers and employees.) This provision preempts several provisions of Maryland law that require approval by a greater proportion than a majority of a corporation's shares in the absence of a contrary standard set forth in a corporation's charter. The Articles and Maryland law currently do not provide for a supermajority vote of the Fund's stockholders in any context that would implicate attempts to change fundamentally the nature of the Fund or takeover attempts.

      The Board has considered and unanimously approved an amendment to the Articles to require supermajority voting in approving certain actions. The amendment would create a new Article Ninth, Section (b)(1) and (2), which would require an affirmative vote of stockholders representing two-thirds of the outstanding shares of the Fund to change the Fund's investment objectives or to alter the Fund's policy with respect to concentration in the banking, savings and mortgage banking industries.

      Similarly, a new Article Ninth, Sections (b)(3), (c) and (d) require the vote of the holders of two-thirds of the Fund's shares for the Fund to effect a business combination (merger, acquisition, etc.) with a stockholder (or its affiliate) holding greater than 5 percent of the Fund's shares. Rather than change the Fund's investment objective and policies directly, a dissident investor may attempt to merge the Fund into an existing entity with very different investment parameters, thus accomplishing the same goal. New Sections
(b)(3), (c) and (d) would protect against such actions.

      A copy of the proposed amendment to the Fund's Articles is attached as Exhibit A.

REASONS FOR THE BOARD'S SUPPORT OF THE PROPOSED AMENDMENT

      The Board recommends that stockholders approve the proposed supermajority voting requirement to the Fund's Articles because the amendment would:

      o Ensure that the expectations of stockholders that the Fund will maintain its long-standing policies of seeking long-term capital appreciation (with a secondary objective of current income) by investing in securities issued by savings and banking institutions, mortgage banking institutions, and their holding companies, will not be changed without support from the holders of at least 66 2/3 percent of all shares.

      o Protect stockholders from adverse effects arising from sudden changes to the Fund's investment approach. The Fund primarily invests in small to mid-sized financial companies which the Adviser believes are well positioned for long-term capital appreciation and which, by their nature, are relatively volatile. Performance in this sector can be cyclical and any abrupt change to the Fund's investment approach during one of these cycles could be detrimental to stockholders.

      o Protect stockholders from any proposal to merge the Fund or sell its assets to any 5 percent or greater stockholder or an entity affiliated with such stockholder. Such actions may be a means to accomplish changes to the Fund's objectives and core policies indirectly by proposing to merge the Fund into an entity with different investment objectives and/or policies, possibly to the detriment of many Fund stockholders and contrary to their expectations.

      The proposed supermajority voting requirements would make it more difficult to change the Fund's investment objectives and policies with respect to concentration and would make it more difficult to obtain stockholder approval of mergers and other business combinations, even if the Board and/or a majority of stockholders were to support such actions. For example, if the proposed supermajority provisions are adopted, a Board approved proposal to modify the Fund's investment objectives would not become effective without the approval of the holders of 66 2/3 percent of Fund shares. The affirmative vote of a supermajority of shares may be difficult to obtain, and would be substantially more difficult to obtain than the affirmative vote of the holders of a simple majority of shares.

      Nevertheless, the Board of Directors believes that the proposed amendment is in the best interests of the Fund and Fund stockholders precisely because extraordinary actions involving changes to basic Fund operations should not be effected without broad stockholder support. Under the proposed amendment, a majority vote of the Fund's shares would be sufficient to approve the vast majority of proposals that may come before stockholders, such as proposals relating to the election of Directors or the selection of accountants. Only a small minority of proposals, i.e., those relating to the Fund's core investment mandate and certain business combinations, would be governed by supermajority provisions. In the opinion of the Board of Directors, supermajority voting is advisable with respect to these extraordinary actions because of the significance of these matters to the Fund and to Fund stockholders.

REQUIRED VOTE

      The proposed amendment to the Articles requires the affirmative vote of a majority of the Fund's shares. If a majority vote is not received and the proposed amendment to the Fund's Articles is not adopted, any action authorized to be taken by stockholders would continue to be subject to the vote of a simple majority of the Fund's shares.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION.


                               GENERAL INFORMATION

DIRECTORS AND OFFICERS

      The Directors of the Fund are Eugene C. Dorsey, Robert E. LaBlanc, Douglas
H. McCorkindale and Thomas T. Mooney. The officers of the Fund are Thomas T. Mooney (President and Treasurer), Arthur J. Brown (Secretary) and R. Charles Miller (Assistant Secretary).

WELLINGTON MANAGEMENT COMPANY, LLP

      Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02109, is the Fund's Investment Adviser. The Investment Adviser is a Massachusetts limited liability partnership of which the following persons are managing partners: Laurie Gabriel, Duncan M. McFarland and John R. Ryan. The Investment Adviser is a professional investment counseling firm which provides investment services to investment companies, employee benefit plans, endowment funds, foundations and other institutions and individuals. As of January 31, 2000, the Investment Adviser held discretionary investment authority over approximately $231 billion of assets. The Investment Adviser and its predecessor organizations have provided investment advisory services to investment companies since 1933 and to investment counseling clients since 1960. The Investment Adviser is not affiliated with the Administrator. Prudential Investments Fund Management LLC, the Fund's Administrator, is located at Gateway Center Three, 100 Mulberry Street, Newark, New Jersey, 07102.

STOCKHOLDER PROPOSALS

      The Fund's By-Laws require stockholders wishing to nominate directors or make proposals to be voted on at the Fund's annual meeting to provide notice to the Secretary of the Fund at least 90 days in advance of the anniversary of the date that the Fund's proxy statement for its previous year's annual meeting was first released to stockholders. Accordingly, if a stockholder intends to present a proposal at the Fund's annual meeting of stockholders in 2000 and desires to have the proposal included in the Fund's proxy statement and form of proxy for that meeting, the stockholder must deliver the proposal to the offices of the Fund at Gateway Center Three, 100 Mulberry Street, Newark, New Jersey, 07102 by April 2, 2000. The notice must contain information sufficient to identify the nominee(s) or proposal and to establish that the stockholder beneficially owns shares that would be entitled to vote on the nomination or proposal. Stockholder proposals that are submitted in a timely manner will not necessarily be included in the Fund's proxy materials. Inclusion of such proposal is subject to limitation under the federal securities laws. Stockholders proposals not received by April 2, 2000 will not be considered "timely" within the meaning of Rule 14a-4(c) of the Securities Exchange Act of 1934.

NOTICE TO BANKS, BROKER-DEALERS AND VOTING TRUSTEES AND THEIR NOMINEES

      Please advise the Fund, at Gateway Center Three, 100 Mulberry Street, Newark, New Jersey, 07102, whether other persons are beneficial owners of shares for which Proxies are being solicited and if so, the number of copies of the Proxy Statement you wish to receive in order to supply copies to the beneficial owners of shares.

                                    By order of the Board of Directors,


                                    /s/ ARTHUR J. BROWN
                                    -----------------------
                                    ARTHUR J. BROWN
                                    Secretary

Dated: February 29, 2000

                                    EXHIBIT A

The following is the proposed amendment to Article Ninth of the Fund's Articles. The existing language is shown in plain text; the proposed new language is bolded and is underlined.

            NINTH:      MAJORITY AND SUPERMAJORITY OF VOTES.

                  (A) Notwithstanding any provision of the Maryland General
            Corporation Law requiring a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of at least a majority of the aggregate number of votes entitled to be cast thereon, EXCEPT AS SET FORTH BELOW.

                  (B) A VOTE OF AT LEAST 66 2/3% OF THE AGGREGATE NUMBER OF
            VOTES ENTITLED TO BE CAST THEREON SHALL BE NECESSARY TO EFFECT ANY OF THE FOLLOWING ACTIONS: (1) ANY PROPOSAL AMENDING, MODIFYING OR RESTATING THE CORPORATION'S INVESTMENT OBJECTIVES WITH RESPECT TO THE CORPORATION'S ASSETS; (2) ANY PROPOSAL RELATING TO THE CORPORATION'S POLICIES WITH RESPECT TO CONCENTRATING THE CORPORATION'S ASSETS IN A PARTICULAR INDUSTRY OR GROUP OF INDUSTRIES (AS REQUIRED BY SECTION 8(B)(1)(E) OF THE INVESTMENT COMPANY ACT OF
            1940); OR (3) ANY BUSINESS COMBINATION.

                  (C) FOR PURPOSES OF THIS ARTICLE NINTH, THE TERM "BUSINESS
            COMBINATION" SHALL MEAN THE FOLLOWING: (A) ANY MERGER OR CONSOLIDATION OF THE CORPORATION WITH OR INTO ANY PRINCIPAL STOCKHOLDER; (B) ANY SALE, LEASE, EXCHANGE, MORTGAGE, PLEDGE, TRANSFER OR OTHER DISPOSITION (IN ONE TRANSACTION OR A SERIES OF TRANSACTIONS) TO OR WITH ANY PRINCIPAL STOCKHOLDER OF ANY ASSETS OF THE CORPORATION EXCEPT FOR PORTFOLIO TRANSACTIONS OF THE CORPORATION EFFECTED IN THE ORDINARY COURSE OF THE CORPORATION'S BUSINESS; OR
            (C) THE ISSUANCE OR TRANSFER BY THE CORPORATION (IN ONE TRANSACTION OR A SERIES OF TRANSACTIONS) OF ANY SHARES OF THE CORPORATION TO ANY PRINCIPAL STOCKHOLDER IN EXCHANGE FOR CASH, SECURITIES OR OTHER PROPERTY (OR A COMBINATION THEREOF) EXCLUDING SALES OF ANY SHARES OF THE CORPORATION IN CONNECTION WITH A PUBLIC OFFERING THEREOF.

                  (D) FOR PURPOSES OF THIS ARTICLE NINTH, THE TERM "PRINCIPAL
            STOCKHOLDER" SHALL MEAN ANY CORPORATION, PERSON, OR GROUP (WITHIN THE MEANING OF RULE 13D-5 UNDER THE SECURITIES EXCHANGE ACT OF
            1934), WHICH IS THE BENEFICIAL OWNER, DIRECTLY OR INDIRECTLY, OF MORE THAN FIVE PERCENT OF THE OUTSTANDING SHARES OF THE STOCK OF THE CORPORATION AND SHALL INCLUDE ANY "AFFILIATE" OR "ASSOCIATE" OF A PRINCIPAL STOCKHOLDER, AS THOSE TERMS ARE DEFINED IN RULE 12B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

First Financial Fund, Inc.


                           FIRST FINANCIAL FUND, INC.


                            NOTICE OF SPECIAL MEETING
                                  TO BE HELD ON
                                 APRIL 25, 2000
                                       AND
                                 PROXY STATEMENT






                                 PROXY STATEMENT

                                      PROXY

                           FIRST FINANCIAL FUND, INC.

                              GATEWAY CENTER THREE
                               100 MULBERRY STREET
                          NEWARK, NEW JERSEY 07102-4077

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas T. Mooney and Arthur J. Brown as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this card, all the shares of common stock of First Financial Fund, Inc. (the "Fund") held of record on February 22, 2000 at the Special Meeting of Stockholders to be held on April 25, 2000, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. IF YOU ARE NOT VOTING BY PHONE OR VIA THE INTERNET, PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

TO VOTE BY TOUCH-TONE PHONE OR THE INTERNET, PLEASE CALL 1-800-606-2772 TOLL-FREE OR VISIT HTTPS://WWW.PROXYCARD.COM ON THE WORLD WIDE WEB. BECAUSE THIS IS A SECURE WEB PAGE, PLEASE BE SURE TO TYPE THE ENTIRE ADDRESS - INCLUDING "HTTPS://" - INTO YOUR BROWSER.

YOU DO NOT NEED TO FILL OUT THIS CARD IF YOU VOTE BY TOUCH-TONE PHONE OR THE INTERNET.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer, giving full title. If a partnership, please sign in partnership name by an authorized person, giving full title.

--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

---------------------------------------     ------------------------------------

---------------------------------------     ------------------------------------

---------------------------------------     ------------------------------------

--------
          PLEASE MARK
   X      VOTES AS IN THIS
          EXAMPLE
--------



-----------------------------------------         The Board of Directors recommends a vote
     FIRST FINANCIAL FUND, INC.                   "FOR" the following Proposal:
-----------------------------------------                                                              For   Against  Abstain
                                                  1.    To approve an amendment to the Articles
                                                        of Incorporation adding supermajority           |_|    |_|     |_|
                                                        voting requirements to approve any
CONTROL NUMBER:                                         change to the Corporation's investment
                                                        objectives, any change to its policy
                                                        with respect to concentration, or
                                         ---------      certain business combinations with
Please be sure to sign and date this     Date           affiliated stockholders.
proxy.                                   ---------
                                                        Mark box at right if an address change                         |_|
--------------------------------------------------      or comment has been noted on the
                                                        reverse side of this card.
Stockholder sign  here          Co-owner sign here
--------------------------------------------------      RECORD DATE SHARES:
